                                                                     Exhibit 11

                      DI INDUSTRIES, INC. AND SUBSIDIARIES

            COMPUTATION OF NET INCOME (LOSS) PER COMMON STOCK SHARE
                    (in thousands except per share amounts)
                                  (Unaudited)

                                                                        Three Months Ended
                                                                             March 31,
                                                                     -----------------------
                                                                        1997         1996
                                                                     ----------   ----------
Income (loss) per share:

Weighted average shares of common stock outstanding for
    per share computation                                               133,334       38,669
                                                                     ==========   ==========

Net income (loss)                                                    $    2,314   $   (1,491)

Less: Series A preferred stock redemption premium                            22         --
      Series B preferred stock subscription dividend requirement           --            150
                                                                     ----------   ----------

Net income (loss) applicable to common stock                         $    2,292   $   (1,641)
                                                                     ==========   ==========

Income (loss) per common share                                       $      .02   $     (.04)
                                                                     ==========   ==========





Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per common stock share amounts.

(a) Stock options are not included since inclusion would be either antidilutive or not significant for all the periods presented.